Proxy Results

Shareholders of Seligman Common Stock Fund, Inc. voted on two proposals at a Special Meeting of Stockholders held in on November 3, 2008. Shareholders voted in favor of each of the proposals. The description of each proposal and number of shares voted are as follows:

Proposal 1
To consider and vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:

                  For            Against              Abstain
           8,963,650.766       400,673.139          305,851.343

Proposal 4
To elect ten directors to the Board:

                                 For                 Withheld
Kathleen Blatz             10,629,944.599           503,263.649
Arne H. Carlson            10,637,834.502           495,423.746
Pamela G. Carlton          10,644,221.021           489,3037.227
Patricia M. Flynn          10,649,627.704           483,630.544
Anne P. Jones              10,641,163.306           492,094.942
Jeffrey Laikind            10,639,992.531           493,265.717
Stephen R. Lewis, Jr.      10,647,976.488           485,281.760
Catherine James Paglia     10,653,224.568           480,033.680
Alison Taunton-Rigby       10,654,570.495           487,687.753
William F. Truscott        10,649,864.613           483,393.635